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Filed Pursuant to Rule 424(b)(1)
Registration No. 333-98255

PROSPECTUS

$150,000,000

THE PEP BOYS—MANNY, MOE & JACK

4.25% CONVERTIBLE SENIOR NOTES DUE JUNE 1, 2007
AND
SHARES OF COMMON STOCK ISSUABLE UPON
CONVERSION OF THE NOTES

        On May 21, 2002, we issued and sold $150,000,000 aggregate principal amount of 4.25% convertible senior notes due June 1, 2007 in private placement transactions to qualified institutional buyers (as defined in Rule 144A under the Securities Act). This prospectus will be used by selling security holders to resell their notes and the common stock issuable upon conversion of their notes at market prices prevailing at the time of sale, fixed or varying prices determined at the time of sale, or at negotiated prices. The selling security holders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts or commissions. We will not receive any proceeds from this offering.

        The notes are initially convertible into 44.6484 shares of our common stock, par value $1.00 per share, per $1,000 principal amount of notes subject to adjustment in certain circumstances. This results in an initial conversion price of approximately $22.40 per share. We will pay interest on the notes semiannually on June 1 and December 1 of each year, with the first payment to be made on December 1, 2002, at the rate of 4.25% per annum. The notes will mature on June 1, 2007.

        The notes represent senior, unsecured obligations of ours and rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The notes are unconditionally guaranteed by our wholly-owned direct and indirect operating subsidiaries, The Pep Boys Manny Moe & Jack of California, a California corporation, Pep Boys—Manny, Moe & Jack of Delaware, Inc., a Delaware corporation, and Pep Boys—Manny, Moe and Jack of Puerto Rico, Inc., a Delaware corporation, which we refer to collectively as the "subsidiary guarantors."

        On or after June 1, 2005, we have the option to redeem all or a portion of the notes that have not been previously converted at the redemption prices set forth in this prospectus. You have the option, subject to a number of conditions, to require us to repurchase any notes held by you in the event of a "change in control," as described in this prospectus, at a price equal to 100% of the principal amount of the notes plus accrued interest to the date of repurchase. The repurchase price is payable in cash or, at our option, and subject to a number of conditions, in shares of common stock.

        The notes are evidenced by a global note deposited with a custodian, for and registered in the name of a nominee of, The Depository Trust Company, or DTC. Except as described in this prospectus, beneficial interests in the global note are shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants.

        The notes trade on the PORTAL Market. Our common stock is traded on the New York Stock Exchange under the symbol "PBY." The last reported sale price of the common stock on April 4, 2003 was $7.99 per share.

        INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 7, 2003.

i

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this prospectus and the documents incorporated by reference other than statements of historical fact are "forward-looking statements" for purposes of these provisions, including any statements of the plans and objectives for future operations and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "may", "will", "expects", "plans", "anticipates", "estimates", "potential" or "continue", or the negative thereof or other comparable terminology. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure investors that our assumptions and expectations will prove to have been correct. Actual results could differ materially from our forward-looking statements. Important factors that could cause our actual results to differ from our expectations are disclosed under the heading "Risk Factors" and elsewhere in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

        The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus. Prospective investors should consider carefully the information beginning on page 5 of this prospectus under the heading "Risk Factors". Unless the context otherwise requires, the terms "Pep Boys", "we", "us" and "our" refer to The Pep Boys—Manny, Moe & Jack, a Pennsylvania corporation, and its subsidiaries. Our fiscal year ends on the Saturday nearest to January 31. For example, "fiscal year 2001" refers to the fiscal year ended February 2, 2002.

The Pep Boys—Manny, Moe & Jack

        We are a leader in the automotive aftermarket, with 628 stores located throughout 36 states and Puerto Rico. All of our stores feature the nationally-recognized Pep Boys brand name, established through more than 80 years of providing high-quality automotive products and services, and are company-owned, ensuring chain-wide consistency for our customers. We are the only national chain offering automotive parts, accessories, tires and service under one roof, enabling us to satisfy customers in each of the major categories of the automotive aftermarket.

        Our Supercenters, constituting 615 of our stores, average more than 20,000 square feet, feature an average of 11 state-of-the-art service bays and stock more than 25,000 stock keeping units, or "SKUs." Our store size allows us to display and sell a broad selection of automotive products for domestic and import cars and light trucks, including tires, batteries, replacement parts, maintenance items and accessories. We leverage our inventory investment through our ability to install what we sell in our service bays and by offering these products to commercial as well as retail customers. Our unique Supercenter format enables consumers to purchase products and services at a single location, giving us a significant competitive advantage in the $126 billion car and light truck automotive aftermarket.

        On May 21, 2002 we issued and sold $150,000,000 of 4.25% Convertible Senior Notes due June 1, 2007 in private placement transactions to qualified institutional buyers (as defined by Rule 144A of the Exchange Act).

        Our principal executive offices are located at 3111 West Allegheny Avenue, Philadelphia, Pennsylvania 19132. Our telephone number is (215) 430-9000. Our website is located at http://www.pepboys.com. The Pep Boys-Manny, Moe & Jack was incorporated in the Commonwealth of Pennsylvania on January 19, 1925. Our common stock is listed on the New York Stock Exchange under the trading symbol "PBY".

The Offering

Issuer	The Pep Boys—Manny, Moe & Jack
Securities offered	$150,000,000 aggregate principal amount of 4.25% Convertible Senior Notes due June 1, 2007, common shares issuable upon conversion of the Notes and the related guarantees.
Original Issue Date	May 21, 2002.
Maturity date	June 1, 2007.
Interest rate	4.25% per annum.
Interest payment dates	Interest is due on the notes semiannually on June 1 and December 1 of each year, commencing December 1, 2002.
Conversion
The notes are convertible at the option of the holder into shares of our common stock at a conversion rate of 44.6484 shares of common stock per each $1,000 principal amount of notes, subject to adjustment in a number of circumstances. This is equivalent to a conversion price of approximately $22.40 per share. The conversion rate is subject to adjustment in a number of events. The notes are convertible at any time before the close of business on the maturity date, unless we have previously redeemed or repurchased the notes. Holders of notes called for redemption or submitted for repurchase will be entitled to convert the notes up to the close of business on the business day immediately preceding the date fixed for redemption or repurchase, as the case may be. See "Description of Notes—Conversion Rights".
Ranking
The notes are senior, unsecured obligations of ours and rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The indenture under which the notes have been issued does not restrict the incurrence of senior or other indebtedness or other liabilities by Pep Boys or any of our subsidiaries. See "Description of Notes—General".
Guarantees
The notes are unconditionally guaranteed by our wholly-owned direct and indirect operating subsidiaries, The Pep Boys Manny Moe & Jack of California, Pep Boys—Manny, Moe & Jack of Delaware, Inc. and Pep Boys—Manny, Moe & Jack of Puerto Rico, Inc., which we refer to collectively as the "subsidiary guarantors". See "Description of Notes—Subsidiary Guarantees".

Global note: Book-entry system
The notes have been issued only in fully registered form without interest coupons and in minimum denominations of $1,000. The notes are evidenced by a global note deposited with the trustee for the notes, as custodian for DTC. Beneficial interests in the global note are shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See "Description of Notes—Form, Denomination, Transfer, Exchange and Book-Entry Procedures".
Optional redemption by Pep Boys
We may redeem the notes, at our option, in whole or in part, on or after June 1, 2005, at the redemption prices set forth in this prospectus plus accrued and unpaid interest to the redemption date. See "Description of Notes—Optional Redemption by Pep Boys"
Repurchase at option of holders upon a change in control
Upon a "change in control", as that term is defined in "Description of Notes—Repurchase at Option of Holders Upon a Change in Control", you have the right, subject to a number of conditions, to require us to repurchase your notes, in whole or in part, at 100% of their principal amount, together with interest accrued but unpaid to, but excluding, the repurchase date. The repurchase price is payable in cash or, at our option, and subject to a number of conditions, in shares of common stock. If we pay the repurchase price in common stock, the common stock will be valued at 95% of the average closing sales prices of the common stock for the five trading days preceding and including the third trading day prior to the repurchase date. See "Description of Notes—Repurchase at Option of Holders Upon a Change in Control"
Use of proceeds	We will receive no proceeds from this offering. The selling security holders will receive the proceeds from this offering.
PORTAL trading of notes	The notes are eligible for trading in The Portalsm Market of the National Association of Securities Dealers, Inc.
Listing of common stock	The common stock is listed on the New York Stock Exchange under the symbol "PBY".
Risk factors	You should read the "Risk Factors" section, beginning on page 5 of this prospectus, so that you understand the risks associated with an investment in the notes.

RISK FACTORS

        You should carefully consider the following risks before making an investment decision. These and other risks could materially and adversely affect our business, operating results or financial condition. You should also refer to the other information contained or incorporated by reference in this prospectus before making an investment decision.

Risks Related to Pep Boys

If we are unable to generate sufficient cash flows from our operations, our liquidity will suffer and we may be unable to satisfy our obligations.

        We require significant capital to fund our business. While we believe we have the ability to sufficiently fund our planned operations and capital expenditures for 2003, circumstances could arise that would materially affect our liquidity. For example, cash flows from our operations could be affected by changes in consumer spending habits or the failure to maintain favorable vendor payment terms or our inability to successfully implement sales growth initiatives. We may be unsuccessful in securing alternative financing when needed, on terms that we consider acceptable, or at all.

        The degree to which we are leveraged could have important consequences to your investment in the notes, including the following risks:

  •
  our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired in the future

  •
  a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our debt, thereby reducing the funds available for other purposes

  •
  our failure to comply with the financial and other restrictive covenants governing our debt, which, among other things, require us to maintain financial ratios and limit our ability to incur additional debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or our prospects

  •
  if we are substantially more leveraged than some of our competitors, we might be at a competitive disadvantage to those competitors that have lower debt service obligations and significantly greater operating and financial flexibility than we do

        In September 2000, we entered into a $143.0 million real estate operating lease facility with leased property trusts established through an unconsolidated special purpose entity. As of February 1, 2003, the outstanding balance under the real estate operating lease facility was $132.0 million, which is off balance sheet, in accordance with generally accepted accounting principles. Recent changes in accounting standards for special purpose entities (now referred to as variable interest entities) will result in the consolidation of this entity with us, effective on August 3, 2003, unless we are able to refinance this lease facility in such a way that we will continue to account for this facility as off balance sheet in accordance with the new accounting guidance of FASB Interpretation 46, "Consolidation of Variable Interest Entities."

We depend on our relationships with our vendors and a disruption of these relationships or of our vendors' operations could have a material adverse effect on our business and results of operations.

        Our business depends on developing and maintaining productive relationships with our vendors. Many factors outside our control may harm these relationships. For example, financial difficulties that some of our vendors may face may increase the cost of the products we purchase from them. In addition, our failure to promptly pay, or order sufficient quantities of inventory from, our vendors may increase the cost of products we purchase or may lead to vendors refusing to sell products to us at all. The recent trend towards consolidation among automotive parts suppliers may also disrupt our relationship with some vendors. To enhance our supply of top-quality, competitively-priced tires and batteries, we have selected a primary vendor who supplies over 90% of our needs in each of these two product categories. While each of these vendors is contractually obligated to satisfy all of our product needs in the respective categories and we maintain contingency plans to minimize the impact of a supply chain disruption from these vendors, there can be no assurance that these relationships can be maintained without disruption. A disruption of our vendor relationships or a disruption in our vendors' operations could have a material adverse effect on our business and results of operations.

We depend on our senior management team and our other personnel, and we face substantial competition for qualified personnel.

        Our success depends on the efforts of our senior management team. No assurance can be given that the loss of one or more of our executive officers would not have an adverse impact on us. Our continued success will also be dependent upon our ability to retain existing, and attract additional, qualified field personnel to meet our needs. We face substantial competition, both from within and outside of the automotive aftermarket to retain and attract qualified personnel. In addition, we believe that the number of qualified automotive service technicians in the industry is insufficient to meet demand.

We are subject to environmental laws and may be subject to environmental liabilities that could have a material adverse effect on us in the future.

        We are subject to various federal, state and local laws and governmental regulations relating to the operation of our business, including those governing the handling, storage and disposal of hazardous substances contained in the products we sell and use in our service bays, the recycling of batteries, tires and used lubricants, and the ownership and operation of real property. As a result of investigations undertaken in connection with a number of our store acquisitions and financings, we are aware that soil or groundwater may be contaminated at some of our properties. There can be no assurance that compliance with environmental laws and regulations will not have a material adverse effect on us in the future.

Over the next two years we intend to install a new point-of-sale information system, and if the systems integration is not completed on schedule, within budget, or at all, we may be at a competitive disadvantage relative to our competitors.

        We are currently developing and intend, over the next two years, to introduce a fully integrated web-enabled system in all of our stores that we expect will improve our stores' operating efficiency and product sourcing. With our outside vendors, we are currently developing the software and designing the hardware architecture to implement this system and expect to begin a store by store roll-out by the end of fiscal year 2003. There can be no assurance that the development and introduction of our new store system will be completed on schedule, within budget, or at all. In addition to increased demand on capital which would be caused by difficulties in the development and introduction of our new store system, delays in its introduction could lead to a competitive disadvantage relative to our competitors.

Risks Related to Our Industry

Our industry is highly competitive, and price competition in some categories of the automotive aftermarket or a loss of trust in our participation in the "do-it-for-me" market, could cause a material decline in our revenues and earnings.

        The automotive aftermarket retail and service industry is highly competitive and subjects us to a wide variety of competitors. We compete primarily with the following types of businesses in each category of the automotive aftermarket:

Do-It-Yourself

  Retail

  •
  automotive parts and accessories stores

  •
  automobile dealers that supply manufacturer replacement parts and accessories

  •
  mass merchandisers and wholesale clubs that sell automotive products

Do-It-For-Me

  Service Labor

  •
  regional and local full service automotive repair shops

  •
  automobile dealers that provide repair and maintenance services

  •
  national and regional (including franchised) tire retailers that provide additional automotive repair and maintenance services

  •
  national and regional (including franchised) specialized automotive (such as exhaust, brake and transmission) repair facilities that provide additional automotive repair and maintenance services

  Installed Merchandise/Commercial

  •
  mass merchandisers, wholesalers and jobbers (some of which are associated with national parts distributors or associations)

  Tire Sales

  •
  national and regional (including franchised) tire retailers

  •
  mass merchandisers and wholesale clubs that sell tires

        A number of our competitors have more financial resources, are more geographically diverse or have better name recognition than us, which might place us at a competitive disadvantage to those competitors. Because we seek to offer competitive prices, if our competitors reduce their prices we may be forced to reduce our prices, which could cause a material decline in our revenues and earnings and hinder our ability to service our debt.

        With respect to the service labor category, the majority of consumers are unfamiliar with their vehicle's mechanical operation and, as a result, often select a service provider based on trust. Potential occurrences of negative publicity associated with the Pep Boys brand, the products we sell or installation or repairs performed in our service bays, whether or not factually accurate, could cause consumers to lose confidence in our products and services in the short or long term, and cause them to choose our competitors for their automotive service needs.

Vehicle miles driven may decrease, resulting in a decline of our revenues and negatively affecting our results of operations.

        Our industry depends on the number of vehicle miles driven. Factors that may cause the number of vehicle miles and our revenues and our results of operations to decrease include:

  •
  the weather—as vehicle maintenance may be deferred during periods of inclement weather

  •
  the economy—as during periods of poor economic conditions, customers may defer vehicle maintenance or repair, and during periods of good economic conditions, consumers may opt to purchase new vehicles rather than service the vehicles they currently own and replace worn or damaged parts

  •
  gas prices—as increases in gas prices may deter consumers from using their vehicles

  •
  travel patterns—as changes in travel patterns may cause consumers to rely more heavily on train and airplane transportation

Risks Related to the Notes and the Offering

We will be able to incur additional debt, which could result in a further increase of our leverage and thereby have an adverse effect on our ability to pay our obligations under the notes and our subsidiary guarantors' ability to perform under the guarantees.

        Despite our current and anticipated debt levels, we and our subsidiaries are able to incur substantially more debt. The terms of our senior revolving credit facility, our senior credit facility, the indentures governing our outstanding debt and the indenture for the notes limit, but do not prohibit, us or our subsidiaries from incurring additional debt. If we incur additional debt, the related risks that we now face and expect to face following the consummation of this offering including a further increase of our leverage, could intensify, resulting in an adverse effect on our ability to pay our obligations under the notes and our subsidiary guarantors' ability to perform under the guarantees.

The notes and the guarantees will effectively be subordinated to our secured debt and the secured debt of our subsidiaries.

        We and the subsidiary guarantors have granted security interests in substantially all of our inventory, receivables, cash and cash equivalents, and general intangibles (including intellectual property) and a portion of our real estate and equipment to secure some of our indebtedness to which our subsidiary guarantors are co-obligors. As a result, the notes and the guarantees are effectively subordinated to our secured debt and that of our subsidiary guarantors to the extent of the value of the assets that secure the indebtedness. As of November 2, 2002, we and our subsidiary guarantors had approximately $50.3 million of secured indebtedness outstanding on a consolidated basis, without giving effect to the consummation of the initial offering of the Notes.

We may be unable to purchase the notes upon a change in control or repay the principal amount at maturity.

        At maturity, the entire outstanding principal amount of the notes will become due and payable by us. Upon the occurrence of "change in control" events specified in "Description of Notes," you may require us to repurchase your notes. In some circumstances, a change in control could result from events beyond our control. We cannot assure you that we will have the financial resources to repurchase your notes, particularly if that change in control event triggers a similar repurchase requirement for, or results in the acceleration of, any of our other indebtedness. Our senior revolving credit facility provides that change in control events (as defined therein) will constitute a default and could result in the acceleration of our debt under that facility. The senior credit facility contains a similar provision. Any debt agreements we enter into in the future may contain similar provisions.

The covenants in the indenture for the notes may not prevent us from engaging in some types of mergers or other transactions that may adversely affect you.

        The provisions of the indenture for the notes (including the change in control provision) do not necessarily afford you protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving us, that may adversely affect you. Such a transaction may not involve a change of the magnitude required under the definition of "change in control" in the indenture for the notes to trigger those provisions. Except as described under the "Description of Notes" section, the indenture for the notes does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The covenants governing our present and future debt impose significant restrictions on us, and the failure to comply with these covenants could result in the acceleration of a substantial portion of our debt, which we may not be able to repay or refinance.

        The terms of our senior revolving credit facility and our senior credit facility impose significant financial restrictions on us and our subsidiaries and require us to meet financial tests. Complying with these covenants may cause us to take actions that are not favorable to holders of the notes. These restrictions may also have a negative impact on our business, results of operations and financial condition by significantly limiting or prohibiting us from engaging in a number of transactions, including:

  •
  incurring or guaranteeing additional debt

  •
  making investments

  •
  creating liens on our assets

  •
  transferring or selling assets currently held by us

  •
  entering into any agreements that restrict dividends from our subsidiaries

  •
  engaging in mergers or consolidations

        The failure to comply with any of these covenants would cause a default under our senior revolving credit agreement, the senior credit agreement, the indenture for the notes and other debt agreements. Furthermore, our senior revolving credit facility and our senior credit facility require us to maintain financial ratios which, if not maintained by us, will cause us to be in default under those agreements. Any of these defaults, if not waived, could result in the acceleration of a substantial portion of our debt, including the notes, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing were available, it may not be on terms that are acceptable to us.

Federal and state statutes allow courts, under specific circumstances, to void guarantees.

        The guarantees may be subject to review under United States federal or state fraudulent transfer laws. To the extent that a United States court were to find that:

  •
  a guarantee was incurred by a subsidiary guarantor with the intent to hinder, delay or defraud any present or future creditor, or a subsidiary guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others, or

  •
  a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee, and the subsidiary guarantor was insolvent, was rendered insolvent by reason of the issuance of the guarantee, was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business, or intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured, a court could void or subordinate the guarantee in favor of the subsidiary guarantor's creditors. If one or more guarantees are subordinated, payments of principal and interest on the notes generally would be subject to the prior payment in full of all debt and other liabilities of the affected subsidiary guarantors. Among other things, a legal challenge of a guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by a subsidiary guarantor as a result of the issuance by us of the notes. The extent, if any, to which a particular subsidiary guarantor may be deemed to have received those benefits may depend on our use of the proceeds which we received when we offered the notes to the initial purchasers, including the extent, if any, to which the proceeds or benefits therefrom were contributed to the subsidiary guarantors. The measure of insolvency for purposes of the foregoing will vary depending on the law of the applicable jurisdiction. Generally, however, an entity will be considered insolvent if the sum of its debts, including contingent or unliquidated debts, is greater than all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability under its existing debts as those debts become absolute and mature.

The price of our common stock and the notes may be subject to wide fluctuations.

        The stock market has recently experienced significant price and volume fluctuations that have affected the market prices of virtually all public companies. The market price of our common stock, and consequently the price of the notes, may be subject to wide fluctuations in response to the factors discussed above as well as the following factors, some of which are beyond our control:

  •
  changes in customer demand patterns

  •
  operating results that vary from the expectations of securities analysts and investors and changes in estimates of our earnings by securities analysts

  •
  changes in market valuations of other automotive aftermarket companies

  •
  general market and economic conditions

  •
  announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments

  •
  downgrades in the ratings of our or our subsidiaries' outstanding debt

  •
  announcements by third parties of significant claims or proceedings against us or adverse litigation or arbitration results

  •
  future sales of our common stock or other equity or debt securities

There may be no public market for the notes, and an active trading market for the notes may not develop.

        Although the notes trade on the Portalsm Market of the National Association of Securities Dealers, Inc., there is not an established trading market for the notes and there can be no assurance as to:

  •
  the liquidity of any market for the notes that may develop

  •
  the ability of the holders of the notes to sell their notes

  •
  the price at which the holders of the notes would be able to sell their notes

        If a market for the notes were to exist, the notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including:

  •
  prevailing interest rates

  •
  the market price of our common stock

  •
  the market for similar notes

  •
  our financial performance and the performance of our subsidiaries

        We have been informed by the initial purchasers that they presently intend to make a market in the notes. However, the initial purchasers are not obligated to do so, and market-making activity with respect to the notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to limitations imposed by federal securities laws. There can be no assurance as to the development or liquidity of any market for the notes. If an active market for the notes fails to develop or to be sustained, the trading price of the notes could be materially and adversely affected.

Provisions in our charter documents and Pennsylvania law and our rights plan may delay or prevent an acquisition of us, which could decrease the value of our common stock and, therefore, of the notes.

        Our certificate of incorporation and bylaws and Pennsylvania law contain provisions that could make it harder for a third party to acquire us without the consent of our board of directors. In addition, in December of 1997, we initiated a rights plan which could make our company less appealing to acquire without the consent of our board of directors. See "Description of Capital Stock—Anti-takeover Effects of Provisions of Our Articles of Incorporation, Bylaws, Rights Plan and Pennsylvania Law".

USE OF PROCEEDS

        We will receive no proceeds from this offering. The selling security holders will receive the proceeds from this offering.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is listed on the New York Stock Exchange under the symbol "PBY". The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the New York Stock Exchange.

Fiscal Quarter	High	Low
Fiscal Year 2003
First Quarter (through April 4, 2003)	$10.69	$6.00
Fiscal Year 2002 (ended February 1, 2003)
Fourth Quarter	12.64	10.06
Third Quarter	15.23	8.75
Second Quarter	19.04	10.75
First Quarter	19.38	13.55
Fiscal Year 2001 (ended February 2, 2002)
Fourth Quarter	$18.48	$11.88
Third Quarter	13.70	8.80
Second Quarter	13.97	5.35
First Quarter	7.00	4.40
Fiscal Year 2000 (ended February 3, 2001)
Fourth Quarter	$5.38	$3.31
Third Quarter	6.44	4.19
Second Quarter	7.63	5.63
First Quarter	7.69	5.50
Fiscal Year 1999 (ended January 29, 2000)
Fourth Quarter	$13.00	$7.13
Third Quarter	17.44	11.31
Second Quarter	21.63	14.19
First Quarter	20.19	14.25

        On April 4, 2003, the last sale price of our common stock, as reported by the New York Stock Exchange, was $7.99 per share.

        It is the present intention of our board of directors to continue to pay regular quarterly cash dividends. However, the declaration and payment of future dividends will be determined by our board of directors in its sole discretion and will depend upon the earnings, financial condition and capital needs of Pep Boys and other factors which our board of directors deems relevant. The ability of our board of directors to declare and pay any cash dividends shall be subject to the provisions of the section of our senior credit facility entitled "Restricted Payments, etc."

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our consolidated ratio of earnings to fixed charges for fiscal years 1997, 1998, 1999, 2000 and 2001 and for the fiscal quarter ended November 2, 2002.

						Thirteen Weeks Ended
	Fiscal Year
						November 2, 2002
	1997	1998	1999	2000	2001
Ratio of earnings to fixed Charges(1)	2.3x	1.1x	1.6x	—	1.8x	2.5x

(1)
The ratio of earnings to fixed charges is completed by dividing earnings by fixed charges. "Earnings" consist of earnings before income taxes plus fixed charges (exclusive of capitalized interest costs) plus one-third of rental expense (which amount is considered representative of the interest factor in rental expense). Earnings, as defined, were not sufficient to cover fixed charges by approximately $4.7 million in fiscal year 2000.

SELLING SECURITY HOLDERS

        We initially issued the notes to the initial purchasers who then sold the notes in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). The selling security holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this prospectus or prospectus supplement any or all of the notes (together with related guarantees) and/or common stock issuable upon conversion of the notes.

        No offer or sale under this prospectus may be made by a holder of the securities unless that holder is listed in the table in this prospectus or until that holder has notified us and a supplement to this prospectus has been filed or an amendment to this registration statement has become effective. We will supplement or amend this prospectus to include additional selling security holders upon request and upon provision of all required information to us. Information concerning the selling security holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

        The following table sets forth information about each selling security holder, including the name and the principal amount of the notes beneficially owned and being offered by the selling security holder and the number of shares of common stock beneficially owned and being offered by the selling security holder. Unless otherwise indicated below, none of the selling security holders nor any of their affiliates, officers, directors or principal entity holders has held any position or office or has had any material relationship with us within the past three years.

NAME(1)	PRINCIPAL AMOUNT OF NOTES BENEFICIALLY OWNED BEFORE OFFERING(2)	PRINCIPAL AMOUNT OF NOTES THAT MAY BE SOLD(2)	NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED BEFORE OFFERING	NUMBER OF SHARES OF COMMON STOCK THAT MAY BE SOLD
1976 Distribution Trust FBO A.R.Lauder/Zinterhofer	8,000	8,000	—	357
976 Distribution Trust FBO Jane A. Lauder	17,000	17,000	—	759
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer	8,000	8,000	—	357
Advent Convertible Master Cayman L.P.	10,037,000	10,037,000	—	448,135
AIG DKRS and Shore Opportunity Holding Fund Ltd.	700,000	700,000	—	31,253
Alexandria Global Master Fund Ltd	3,000,000	3,000,000	—	133,945
Allentown City Firefighters Pension Plan	29,000	29,000	—	1,294
Allentown City Officers & Employees Pension Fund	21,000	21,000	—	937
Allentown City Police Pension Plan	35,000	35,000	—	1,562
Alpha U.S. Sub Fund 4, LLC	688,000	688,000	—	30,718
American Motorist Insurance Company	642,000	642,000	—	28,664
American Samoa Government	18,000	18,000	—	803
Arapahoe County Colorado	62,000	62,000	—	2,768
Arbitex Master Fund LP	3,000,000	3,000,000	—	133,945
Arkansas Teachers Retirement System	2,887,000	2,887,000	—	128,899

Arlington County Employees Retirement System	678,000	678,000	—	30,271
ATSF Transamerica Convertible Securities	220,000	220,000	—	9,822
B.G.I. Global Investors c/o Forest Investment Management LLC	65,000	65,000	—	2,902
Bank Austria Cayman Islands, LTD	1,500,000	1,500,000	—	66,972
Baptist Health of South Florida	537,000	537,000	—	23,976
BP Amoco PLC Master Trust	468,000	468,000	—	20,895
British Virgin Islands Social Security Board	90,000	90,000	—	4,018
Castle Convertible Fund, Inc.	1,000,000	1,000,000	—	44,648
Chrysler Corporation Master Retirement Trust	880,000	880,000	—	39,290
CIBC World Markets (International) Arbitrage Corp.	4,000,000	4,000,000	—	178,593
City of New Orleans	225,000	225,000	—	10,045
City of Stamford Police Pension Fund	150,000	150,000	—	6,697
City University of NY	152,000	152,000	—	6,786
Colgate-Palmolive Company Retirement Trust	350,000	350,000	—	15,626
Convertible Securities Fund	32,000	32,000	—	1,428
Credit Suisse First Boston Europe Ltd.	6,500,000	6,500,000	—	290,214
Delaware Public Employees Retirement System	1,610,000	1,610,000	—	71,875
Delta Airlines Master Trust	185,000	185,000	—	8,259
Delta Pilots D&S Trust	125,000	125,000	—	5,581
Deutsche Bank Securities Inc.	8,750,000	8,750,000	—	390,673
Engineers Joint Pension Fund	278,000	278,000	—	12,412
Forest Fulcrum Fund L.L.P.	226,000	226,000	—	10,090
Forest Global Convertible Fund Series A-5	942,000	942,000	—	42,058
Goldman Sachs and Company	9,221,000	9,221,000	—	411,702
Grace Brothers Management, LLC	2,100,000	2,100,000	—	93,761
Grady Hospital Foundation	134,000	134,000	—	5,982
Granville Capital Corporation	2,000,000	2,000,000	—	89,296
Hawaii Sheet Metal Workers	100,000	100,000	—	4,464
HFR Convertible Arbitrage Account	818,000	818,000	—	36,522
Highbridge International LLC	22,000,000	22,000,000	—	982,264
Hotel Union & Hotel Industry of Hawaii Pension Plan	197,000	197,000	—	8,795

Idex Transamerica Convertible Securities Fund	385,000	385,000	—	17,189
Independence Blue Cross	415,000	415,000	—	18,529
Innovest Finanzdientie	1,000,000	1,000,000	—	44,648
Jeffries and Company, Inc.	4,000	4,000	—	178
KBC Financial Products (Cayman Islands) Ltd.	3,000,000	3,000,000	—	133,945
LLT Limited	65,000	65,000	—	2,902
Local Initiatives Support Foundation	59,000	59,000	—	2,634
Lord Abbot Bond Debenture Fund	1,000,000	1,000,000	—	44,648
Lumberman's Mutual Casualty	415,000	415,000	—	18,529
Lyxor	1,936,000	1,936,000	—	86,439
Man Convertible Bond Master Fund, Ltd	5,851,000	5,851,000	—	261,237
Merrill Lynch Insurance Group	336,000	336,000	—	15,001
Microsoft Corporation	320,000	320,000	—	14,287
Motion Picture Industry Health Plan—Active Member Fund	55,000	55,000	—	2,455
Motion Picture Industry Health Plan—Retiree Member Fund	35,000	35,000	—	1,562
Municipal Employees	230,000	230,000	—	10,269
Nabisco Holdings	72,000	72,000	—	3,214
Nations Convertible Securities Fund	1,968,000	1,968,000	—	87,868
New Orleans Firefighters Pension/Relief Fund	139,000	139,000	—	6,206
Nicholas Applegate Capital Management	40,000	40,000	—	1,785
Nicholas Applegate Convertible Fund	884,000	884,000	—	39,469
Northern Income Equity Fund	1,000,000	1,000,000	—	44,648
Occidental Petroleum Corporation	266,000	266,000	—	11,876
OCM Convertible Trust	555,000	555,000	—	24,779
Ohio Bureau of Workers Compensation	179,000	179,000	—	7,992
Pacific Life Insurance Company	1,000,000	1,000,000	—	44,648
Physicians Life	153,000	153,000	—	6,831
Pioneer High Yield Fund	15,500,000	15,500,000	—	692,050
Policeman and Fireman Retirement System of the City of Detroit	633,000	633,000	—	28,262
Pro-mutual	760,000	760,000	—	33,932
Qwest Occupational Health Trust	100,000	100,000	—	4,464
Ramius, LP	200,000	200,000	—	8,929

Raytheon Convertible Master Fund	515,000	515,000	—	22,991
RBC Alternative Assets L.P. c/o Forest Investment MGMT LLC	38,000	38,000	—	1,696
RCG Baldwin, LP	600,000	600,000	—	26,789
RCG Halifax Master Fund, LTD	1,000,000	1,000,000	—	44,648
RCG Latitude Master Fund, LTD	1,975,000	1,975,000	—	88,180
RCG Latitude Master Fund, LTD	1,500,000	1,500,000	—	66,972
RCG Latitude Master Fund, LTD/Morgan Stanley	750,000	750,000	—	33,486
RCG Latitude Master Fund, LTD/Deutsche Bank	750,000	750,000	—	33,486
RCG Multi Strategy, LP	2,725,000	2,725,000	—	121,666
Relay 11 Holdings c/o Forest Investment Management LLC	32,000	32,000	—	1,428
RJR Reynolds	164,000	164,000	—	7,322
S.A.C. Capital Associates, LLC	1,000,000	1,000,000	—	44,648
Sage Capital	4,500,000	4,500,000	—	200,917
San Diego City Retirement	902,000	902,000	—	40,272
San Diego County Convertible	1,360,000	1,360,000	—	60,721
SG Cowen Securities Corp-Convertible Arbitrage	10,000,000	10,000,000	—	446,484
Shell Pension Trust	812,000	812,000	—	36,254
Sphinx Convertible Arbitrage c/o Forest Investment Mgmt LLC	16,000	16,000	—	714
Sphinx Convertible Arbitrage Fund SPC	116,000	116,000	—	5,179
St. Thomas Trading, Ltd.	9,399,000	9,399,000	—	419,650
Stabilization Agreement of the Sheet Metal Industry Trust Fund	100,000	100,000	—	4,464
State Employees' Retirement Fund of the State of Delaware	195,000	195,000	—	8,706
State of Connecticut Combined Investment Funds	585,000	585,000	—	26,119
Sunrise Partners Limited Partnership	2,000,000	2,000,000	—	89,296
Tag Associates	190,000	190,000	—	8,483
The Estate of James Campbell	136,000	136,000	—	6,072
The Grable Foundation	95,000	95,000	—	4,241
The James Campbell Corporation	108,000	108,000	—	4,822
The State of Maryland Retirement Agency	3,274,000	3,274,000	—	146,160
Trust Mark Insurance	349,000	349,000	—	15,582

Van Kampen Harbor Fund	1,000,000	1,000,000	—	44,648
Vanguard Convertible Securities Fund, Inc.	1,585,000	1,585,000	—	70,767
Viacom Inc. Pension Plan Master Trust	17,000	17,000	—	759
Wachovia Securities, Inc.	2,070,000	2,070,000	—	92,422
Wake Forest Convert Arb	415,000	415,000	—	18,529
Wake Forest University	425,000	425,000	—	18,975
WPG Convertible Arbitrage Master Fund Trust	1,250,000	1,250,000	—	55,810
Writers Guild Industry Health Fund	246,000	246,000	—	10,983
Wyoming State Treasurer	726,000	726,000	—	32,414
XAVEX Convertible Arbitrage #5	500,000	500,000	—	22,324
Zurich Institutional Benchmarks Master Fund Ltd.	18,000	18,000	—	803
Zurich Master Hedge Fund c/o Forest Investment Mgmt LLC	116,000	116,000	—	5,179

(1)
The above table does not currently include all of the security holders of notes. We will use post-effective amendments to identify missing security holders before those security holders make any offers or resales of the subject securities, and we will use prospectus supplements if we are only making changes to the selling security holder table.

(2)
The amounts set forth in these columns currently exceed $150,000,000 because the selling security holders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table was provided to us. Information about the selling security holders may change over time. We prepared this table based on the information supplied to us by the selling security holders named in the table and we have not sought to verify such information.

        Because the selling security holders may offer all or some of the notes or the shares of common stock issuable upon conversion of the notes from time to time, we cannot estimate the amount of the notes or shares of common stock that will be held by the selling security holders upon the termination of any particular offering by a selling security holder. See "Plan of Distribution."

PLAN OF DISTRIBUTION

        On May 21, 2002, we issued and sold $150,000,000 aggregate principal amount of 4.25% convertible senior notes due June 1, 2007 in private placement transactions to qualified institutional buyers (as defined in Rule 144A under the Securities Act). We will not receive any of the proceeds from this offering. The selling security holders will receive the proceeds from this offering.

        The selling security holders and their successors, which term includes their transferees, pledgees or donees or their successors may from time to time sell the notes and the common stock covered by this prospectus directly to purchasers or offer the notes and common stock through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders and/or the purchasers of securities for whom they may act as agent, which discounts, concessions or commissions as to an particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The notes and the common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. The notes and the common stock may be sold by one or more of, or a combination of, the following:

  •
  a block trade in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

  •
  an exchange distribution in accordance with the rules of such exchange;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  •
  in privately negotiated transactions.

        In connection with the sale of the notes and common stock, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the securities and deliver these securities to close out such short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.

        The aggregate proceeds to the selling security holders from the sale of the securities offered by them hereby will be the purchase price of such securities less discounts and commissions, if any. The selling security holder reserves the right to accept and, together with its agent from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents.

        Our notes are traded on the PORTAL Market. Our common stock is listed for trading on the New York Stock Exchange under the symbol "PBY."

        In order to comply with the securities laws of some states, if applicable, the securities may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

        The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the securities, may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the securities may be underwriting discounts and commissions under the Securities Act. If any selling security holder is an "underwriter" within the meaning of Section 2(11) of the Securities Act it will be subject to the prospectus delivery requirements of the Securities Act. The selling security holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provision.

        In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling security holder may not sell any security described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

        At the time of a particular offering of securities by a selling security holder, a supplement to this prospectus, if required, will be circulated setting forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

DESCRIPTION OF NOTES

        On May 21, 2002, we issued and sold $150,000,000 aggregate principal amount of 4.25% convertible senior notes due June 1, 2007 in a private placement transaction to qualified institutional buyers (as defined in Rule 144A of the Securities Act). The notes were issued under the Indenture dated as of May 21, 2002 between us and Wachovia Bank, National Association, as trustee (the "Indenture"). The following statements are subject to the detailed provisions of the Indenture and are qualified in their entirety by reference to the Indenture. The Indenture is by its terms subject to and governed by the Trust Indenture Act of 1939. Copies of the Indenture are available for review at the corporate office of the trustee and may also be obtained from us upon request. Particular provisions of the Indenture which are referred to in this prospectus are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by the reference. For purposes of this summary, the terms "Pep Boys", "we", "us", "our" and "company" refer only to The Pep Boys—Manny, Moe & Jack and not to any of our subsidiaries. References to "interest" shall be deemed to include "liquidated damages" unless the context otherwise requires.

General

        The notes represent senior, unsecured obligations of Pep Boys. The notes are limited to $150,000,000 aggregate principal amount. We are required to repay the principal amount of the notes in full on their maturity date, which is June 1, 2007.

        The notes bear interest at the rate of 4.25% per annum from the date of original issuance, May 21, 2002. We will pay interest on the notes on June 1 and December 1 of each year, commencing on December 1, 2002. Interest payable per $1,000 principal amount of notes for the period from May 21, 2002 to December 1, 2002 will be $22.43.

        You may convert the notes into shares of our common stock at the conversion rate of 44.6484 shares of our common stock per $1,000 principal amount of notes, subject to adjustment, in certain circumstances at any time before the close of business on the maturity date, unless the notes have been previously redeemed or repurchased. This results in an initial conversion price of approximately $22.40 per share. Holders of notes called for redemption or submitted for repurchase will be entitled to convert the notes up to and including the business day immediately preceding the date fixed for redemption or repurchase, as the case may be. The conversion rate may be adjusted as described below.

        We may redeem the notes at our option at any time on or after June 1, 2005, in whole or in part, at the redemption prices set forth below under "—Optional Redemption by Pep Boys", plus accrued and unpaid interest to the redemption date. If we undergo a change in control, you have the right to require us to repurchase your notes as described below under "—Repurchase at Option of Holders Upon a Change in Control".

        The notes rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. We and our subsidiary guarantors have granted security interests in substantially all of our respective inventory, receivables, cash and cash equivalents, and general intangibles (including intellectual property) and certain of our respective real estate and equipment to secure some of Pep Boys' debt to which our subsidiary guarantors are co-obligors. As a result, the notes and the guarantees will be effectively subordinated to the secured debt of our subsidiary guarantors to the extent of the value of the assets that secure that debt. As of November 2, 2002, our subsidiary guarantors had approximately $0.4 million of secured debt outstanding, without giving effect to the consummation of the initial offering of the Notes.

        The indenture does not limit our ability or the ability of our subsidiaries to incur debt, including secured debt.

Subsidiary Guarantees

        The notes are fully and unconditionally, and jointly and severally, guaranteed on an unsecured basis as to the payment of principal, premium, if any, and interest by our wholly-owned direct and indirect operating subsidiaries, The Pep Boys Manny Moe & Jack of California, Pep Boys—Manny, Moe & Jack of Delaware, Inc., and Pep Boys—Manny, Moe & Jack of Puerto Rico, Inc., which we refer to as "subsidiary guarantors." If we form or acquire a new direct or indirect subsidiary that is or becomes a material subsidiary or if any of our current non-guarantor subsidiaries (other than Colchester Insurance Company) becomes a material subsidiary, that material subsidiary will be required to guarantee the notes on the same basis as our then-existing subsidiary guarantors. A "material subsidiary" is a domestic subsidiary to which revenues or sales equal to 10% or more of our consolidated revenues or sales are attributed, or to which assets equal to 10% or more of our consolidated assets are attributed. If any subsidiary guaranteeing the notes is sold or otherwise disposed of in a manner permitted by the indenture, that subsidiary will be released from all of its obligations under its guarantee of the notes.

        The guarantees may be subject to review under United States federal or state fraudulent transfer law. A court could void or subordinate a guarantee in favor of a subsidiary guarantor's creditors to the extent that the subsidiary guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee and the subsidiary guarantor was insolvent, was rendered insolvent by reason of the issuance of the guarantee, was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary guarantor constituted unreasonably small capital to carry on its business or intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured. If one or more guarantees are subordinated, payments of principal and interest on the notes generally would be subject to the prior payment in full of all debt and other liabilities of the affected subsidiary guarantors. As of November 2, 2002, the subsidiary guarantors had approximately $105.3 million of debt and other liabilities (excluding intercompany liabilities and without giving effect to the initial offering of the notes). See "Risk Factors—Risks Related to the Notes and the Offering—Federal and state statutes allow courts, under specific circumstances, to void guarantees." The obligations of each subsidiary guarantor under its guarantee will be limited as necessary to prevent the guarantee from constituting (after giving effect to all relevant contingent and fixed liabilities of the respective guarantor and payments made by any other guarantor in respect of its guarantee) a fraudulent conveyance or fraudulent transfer under applicable law.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

        The notes were issued in fully registered form, without interest coupons and in denominations of $1,000 and integral multiples of $1,000.

        The notes are evidenced by a global note, which was deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        The global note is not registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless either of the following occurs:

  •
  DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note; or

  •
  an event of default with respect to the notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

        DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

  •
  you cannot receive notes registered in your name if they are represented by the global note;

  •
  you cannot receive physical, certificated notes in exchange for your beneficial interest in the global note;

  •
  you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

  •
  all payments on the global note will be made to DTC or its nominee.

        The laws of some jurisdictions require that some kinds of purchasers, such as insurance companies, can only own securities in definitive certificated form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

        Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee (called participants) and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note appears and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants' interests) and the records kept by those participants (for interests of persons held by participants on those persons' behalf).

        Secondary trading in bonds and notes of corporate issuers is generally settled in clearing house (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

        We will make cash payments of interest on and principal of, and the redemption or repurchase price of, the global note, as well as any payment of liquidated damages, to Cede & Co., the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each applicable payment date.

        We have been informed that DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

        We will send any redemption notices to Cede & Co. We understand that if less than all the notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed.

        We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

        Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of the portion of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

        DTC has also advised us as follows:

  •
  DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the Uniform Commercial Code, as amended, and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act;

  •
  DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants;

  •
  Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include some other organizations;

  •
  Some participants, or their representatives, together with other entities, own DTC; and

  •
  Indirect access to the DTC System is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC's or any participants' records relating to beneficial interests in the global note, including for payments made on the global note. Further, we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Conversion Rights

        You have the option to convert any portion of the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time on or prior to the close of business on the maturity date, unless the notes have been previously redeemed or repurchased. The conversion rate is equal to 44.6484 shares per each $1,000 principal amount of notes, subject to adjustment in a number of circumstances. The conversion rate is equivalent to a conversion price of approximately $22.40 per share. Your right to convert a note called for redemption or delivered for repurchase will terminate at the close of business on the business day immediately preceding the redemption date or repurchase date for that note, unless we default in making the payment due upon redemption or repurchase.

        You may convert all or part of any note by delivering the note to the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained from the trustee. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered.

        As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificate or certificates will then be sent by the trustee to the conversion agent for delivery to the holder of the note being converted. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank equally with the other shares of our common stock.

        If you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the immediately preceding interest payment date to the conversion date, except as described below in this paragraph. Any note surrendered for conversion during the period from the close of business on any regular record date to the opening of business on the next succeeding interest payment date (except notes, or portions thereof, called for redemption on a redemption date or to be repurchased on a repurchase date that falls in the period from the close of business on the regular record date to the close of business on the second business day following such interest payment date, and for which the right to convert would terminate during such period) must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion. In the case of any note that has been converted after any regular record date but before the next succeeding interest payment date, interest payable on such interest payment date shall be payable on such interest payment date notwithstanding such conversion, and such interest shall be paid to the holder of such note on such regular record date.

        No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion of the notes will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we will pay cash in lieu of fractional shares based on the market price of our common stock at the close of business on the conversion date.

        You will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion, but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

        The conversion rate is subject to adjustment for, among other things:

  •
  dividends and other distributions payable in our common stock on shares of our capital stock;

  •
  the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock at less than the then current market price of our common stock as of the record date for stockholders entitled to receive those rights, options or warrants;

  •
  subdivisions, combinations and reclassifications of our common stock;

  •
  distributions to all holders of our common stock of evidences of our debt, shares of capital stock, or other assets; or

  •
  distributions consisting exclusively of cash to all holders of our common stock in an aggregate amount that, combined together with: other all-cash distributions made within the preceding 365-day period in respect of which no adjustment has been made, and any cash and the fair market value of other consideration payable in connection with any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made exceeds 10% of our market capitalization, being the product of the current market price per share of our common stock on the record date for such distribution and the number of shares of common stock then outstanding; and

  •
  the successful completion of a tender offer made by us or any of our subsidiaries for our common stock that involves an aggregate consideration that, together with: any cash and other consideration payable in a tender offer by us or any of our subsidiaries for our common stock expiring within the 365-day period preceding the expiration of that tender offer in respect of which no adjustment has been made, and the aggregate amount of all cash distributions referred to above to all holders of our common stock within the 365-day period preceding the expiration of that tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

        We reserve the right to effect increases in the conversion rate in addition to those required by the foregoing provisions as we consider to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute all adjustments to the conversion rate and will give notice of any adjustments by mail to holders of the notes.

        If we consolidate or merge with or into another entity or another entity is merged into us, or in case of any sale or transfer of all or substantially all of our assets, each note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon the consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the note was convertible immediately prior to the consolidation or merger or sale or transfer. The preceding sentence will not apply to a merger or sale of all or substantially all of our assets that does not result in any reclassification, conversion, exchange or cancellation of the common stock.

        We may increase the conversion rate for any period of at least 20 days if our board of directors determines that the increase would be in our best interest. Our board of directors' determination in this regard will be conclusive. We will give holders of notes at least 15 days' notice of such an increase in the conversion rate. Any increase, however, will not be taken into account for purposes of determining whether the closing price of our common stock exceeds the conversion price by 105% in connection with an event that otherwise would be a change in control, as defined below.

        If at any time we make a distribution of property to our stockholders that would be taxable to those stockholders as a dividend for United States federal income tax purposes, such as a distribution of evidences of debt or assets by us, but generally not stock dividends on common stock or rights to subscribe for common stock, and, pursuant to the anti-dilution provisions of the indenture, the number of shares into which notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of notes. See "Certain United States Federal Income Tax Consequences-Dividends".

Optional Redemption by Pep Boys

        On or after June 1, 2005, we may redeem the notes, in whole or in part, at the prices set forth below. If we elect to redeem all or part of the notes, we will give at least 30, but no more than 60, days' notice to you.

        The redemption price, expressed as a percentage of principal amount, is as follows for the following periods:

Period	Redemption Price
Beginning on June 1, 2005 and ending on May 31, 2006	101.70%
Beginning on June 1, 2006 and ending on May 31, 2007	100.85%

and thereafter is equal to 100% of the principal amount. In each case, we will pay interest to, but excluding, the redemption date.

        No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

Payment and Conversion

        We will make all payments of principal and interest on the notes by dollar check drawn on an account maintained at a bank with offices in The City of New York. If you are the registered holder of notes with a face value greater than $2,000,000, at your request we will make payments of principal or interest to you by wire transfer to an account maintained by you at a bank with offices in The City of New York.

        Payment of any interest on the notes will be made to the person in whose name the note, or any predecessor note, is registered at the close of business on May 15 or November 15 of each year, whether or not a business day, immediately preceding the relevant interest payment date (a "regular record date"). If you are the registered holder of notes with a face value in excess of $2,000,000 and you would like to receive payments by wire transfer, you will be required to provide the trustee with wire transfer instructions at least 15 days prior to the relevant payment date.

        Payments on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or the trustee's agents has or will have any responsibility or liability for:

  •
  any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global note; or

  •
  any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        We will not be required to make any payment on the notes due on any day that is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

        Notes may be surrendered for conversion at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York. Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes on the notes surrendered for conversion, as applicable, as described above under "—Conversion Rights".

        We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. However, until the notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the notes have been made available for payment and either paid or returned to us as provided in the indenture, the trustee will maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with "—Notices" below.

        All moneys deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of, premium, if any, or interest on any notes that remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

Repurchase at Option of Holders Upon a Change in Control

        If a "change in control" as defined below occurs, you have the right, at your option, to require us to repurchase all of your notes not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, together with interest accrued but unpaid to, but excluding, the repurchase date.

        At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in our common stock, valued at 95% of the average of the closing sales prices of our common stock for the five trading days immediately preceding and including the third trading day prior to the repurchase date. We may only pay the repurchase price in our common stock if we satisfy specified conditions provided in the indenture.

        Within 30 days after the occurrence of a change in control, we are obligated to give to you notice of the change in control and of the repurchase right arising as a result of the change in control. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, you must deliver on or before the 30th day after the date of our notice, irrevocable written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 45 days after the date of our notice.

        A change in control will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

  •
  any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that is entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

  •
  we merge or consolidate with or into any other person, another person merges into us or we convey, sell, transfer, lease or otherwise dispose of all or substantially all of our assets to another person, other than any such transaction: that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction, or any transaction that is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock into solely shares of common stock.

However, a change in control will not be deemed to have occurred if:

  •
  the closing price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the change in control, in the case of a change in control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the notes in effect on each of those trading days, or

  •
  all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in a merger or consolidation otherwise constituting a change in control under the first and second bullet points in the preceding paragraph above consists of shares of common stock, depository receipts or other certificates representing common equity interests traded on a national securities exchange or quoted on the Nasdaq National Market, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such common stock, depository receipts or other certificates representing common equity interests.

For purposes of these provisions:

  •
  the conversion price is equal to $1,000 divided by the conversion rate;

  •
  whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act; and

  •
  "person" includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

        The rules and regulations promulgated under the Exchange Act require the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply if the repurchase option becomes available to you. We will comply with these rules to the extent they apply at that time.

        We may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase may, to the extent permitted by applicable law and subject to restrictions contained in the purchase agreement with the initial purchasers, be re-issued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

        The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

        The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

        Our ability to repurchase notes upon the occurrence of a change in control is subject to important limitations. Some of the events constituting a change in control could result in an event of default under, or be prohibited or limited by, the terms of our other senior debt. Although we have the right to repurchase the notes with our common stock, subject to specified conditions, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right.

Mergers and Sales of Assets by Pep Boys

        We may not consolidate with or merge into any other entity or convey, transfer, sell or lease our properties and assets substantially as an entirety to any entity other than to one or more of our subsidiaries, and we may not permit any entity to consolidate with or merge into us or convey, transfer, sell or lease that entity's properties and assets substantially as an entirety to us unless:

  •
  the entity formed by such consolidation or into or with which we are merged or the entity to which our properties and assets are so conveyed, transferred, sold or leased, shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State within the United States or the District of Columbia and, if we are not the surviving entity, the surviving entity assumes the payment of the principal of, premium, if any, and interest on the notes and the performance of our other covenants under the indenture; or

  •
  immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

Events of Default

        The following are events of default under the indenture:

  •
  we fail to pay principal of or premium, if any, on any note when due;

  •
  we fail to pay any interest, including any liquidated damages, on any note when due, which failure continues for 30 days;

  •
  we fail to give notice to the holders of the notes of the occurrence of a change in control;

  •
  we or any of the subsidiary guarantors fail to perform any other covenant in the indenture applicable to us or them, which failure continues for 60 days following notice to us as provided in the indenture;

  •
  any indebtedness under any bonds, debentures, notes or other evidences of debt for money borrowed, or any guarantee thereof, by us or any of our significant subsidiaries, in an aggregate principal amount in excess of $10 million is not paid when due either at its stated maturity or upon acceleration thereof, and after expiration of any applicable grace period, and the debt is not discharged, or the acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture; or

  •
  certain events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

        Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder of notes, unless the holder of notes has offered reasonable indemnity to the trustee. Subject to providing indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

        If an event of default other than an event of default arising from events of insolvency, bankruptcy or reorganization occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may accelerate the maturity of all notes. However, after the acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under some circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of principal of the notes that have become due solely by the declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of insolvency, bankruptcy or reorganization occurs, then the principal of, and accrued interest on, all the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, see "—Meetings, Modification and Waiver" below.

        You do not have any right to institute any proceeding with respect to the indenture, or for any remedy under the indenture, unless all of the following occur:

  •
  you give the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request and offered reasonable indemnity to the trustee to institute proceedings;

  •
  the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with the written request; and

  •
  the trustee shall have failed to institute the proceeding within 60 days of the written request.

        However, these limitations do not apply to a suit instituted by you for the enforcement of payment of the principal of, premium, if any, or interest, including liquidated damages, on your note on or after the respective due dates expressed in your note or your right to convert your note in accordance with the indenture.

        We are required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in our performance.

Meetings, Modification and Waiver

        The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

        Some limited modifications of the indenture may be made without the necessity of obtaining the consent of the holders of the notes.

        Other modifications and amendments of the indenture may be made, compliance by us with some restrictive provisions of the indenture may be waived and any past defaults by us under the indenture (except a default in the payment of principal, premium, if any, or interest) may be waived, either:

  •
  with the written consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding; or

  •
  by the adoption of a resolution, at a meeting of holders of the notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the notes represented at that meeting.

        The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

        However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

  •
  change the stated maturity of the principal or interest of a note;

  •
  reduce the principal amount of, or any premium or interest on, any note;

  •
  reduce the amount payable upon a redemption or mandatory repurchase;

  •
  change the place or currency of payment on a note (except with respect to the payment of liquidated damages which may be effected through an amendment to the registration rights agreement);

  •
  impair the right to institute suit for the enforcement of any payment on any note;

  •
  adversely affect the right of holders of notes to convert the notes other than a modification or amendment permitted by the terms of the indenture;

  •
  modify the provisions with respect to the repurchase rights of the notes in a manner adverse to the holders of notes other than a modification or amendment permitted by the terms of the indenture;

  •
  reduce the above-stated percentage of the principal amount of the holders of notes whose consent is needed to modify or amend the indenture;

  •
  modify our obligation to maintain an office or agency in the Borough of Manhattan, the City of New York;

  •
  reduce the percentage of the principal amount of the holders of notes whose consent is needed to waive compliance with some provisions of the indenture or to waive payment defaults or defaults relating to covenants that cannot be modified without the consent of each holder of the outstanding notes;

  •
  cause the notes or any related guarantee to become contractually subordinate in right of payment to any other debt of Pep Boys (except for secured debt which shall effectively be senior in right of payment to the notes to the extent of the value of the collateral securing that debt);

  •
  modify the redemption prices in a manner adverse to the holders of notes;

  •
  modify our obligation to deliver information required under Rule 144A to permit resales of the notes and common stock issued upon conversion of the notes if we cease to be subject to the reporting requirements under the Exchange Act;

  •
  modify the obligations for any new material subsidiary to guarantee the notes or change the terms of the guarantees in a manner adverse to the holders of notes; or

  •
  reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

Registration Rights

        We, our subsidiary guarantors and the initial purchasers entered into a registration rights agreement dated May 21, 2002. Pursuant to the registration rights agreement, we agreed, for the benefit of the holders of the notes and related guarantees and the shares of common stock issuable upon conversion of the notes, commonly referred to as the registrable securities, to at our expense:

  •
  file with the SEC, a shelf registration statement, of which this prospectus is a part, covering resales of the registrable securities;

  •
  use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act no later than 180 days after the date the notes are originally issued; and

  •
  use our best efforts to keep effective the shelf registration statement until two years after the date the shelf registration statement is declared effective or, if earlier, until there are no outstanding registrable securities.

        We will be permitted to suspend the use of this prospectus in connection with the sales of registrable securities during prescribed periods of time for reasons relating to pending corporate developments, public filings with the SEC and other events. The periods during which we can suspend the use of this prospectus may not, however, exceed a total of 30 days in any 90-day period or a total of 90 days in any 365-day period. We will provide to each holder of registrable securities copies of this prospectus, notify each holder of registrable securities when the shelf registration statement has become effective and take a number of other actions required to permit public resales of the registrable securities.

        We may, upon written notice to all the holders of notes, postpone having the shelf registration statement declared effective for a reasonable period not to exceed 90 days if our board of directors has determined in good faith that because of valid business reasons (not including avoidance of our obligations under the registration rights agreement), including the acquisition or divestiture of assets, pending corporate developments and similar events, it is in our best interests to postpone having the shelf registration statement declared effective. Notwithstanding any such postponement, additional interest referred to as "liquidated damages" will accrue on the notes if either of the following registration defaults occurs:

  •
  on or prior to 90 days following the date the notes were originally issued, a shelf registration statement has not been filed with the SEC; or

  •
  on or prior to 180 days following the date the notes were originally issued, the shelf registration statement is not declared effective.

        In that case, liquidated damages will accrue on any notes, and shares of common stock issued on conversion of the notes, that are then restricted securities from and including the day following the registration default to, but excluding, the day on which the registration default has been cured. Liquidated damages will be paid semiannually in arrears, with the first semiannual payment due on the first interest payment date following the date on which the liquidated damages began to accrue.

        The rates at which liquidated damages will accrue will be as follows:

  •
  0.25% of the principal amount per annum to and including the 90th day after the registration default; and

  •
  0.5% of the principal amount per annum from and after the 91st day after the registration default.

        In addition, the interest rate on all of the notes will be increased if either of the following effectiveness defaults occurs:

  •
  the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 30 days, whether or not consecutive, during any 90-day period; or

  •
  the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 90 days, whether or not consecutive, during any 365-day period.

        In either event, the interest rate on the notes will increase by an additional 0.5% per annum from the 31st day or the 91st day, as the case may be, of the effectiveness default. The increased rate will continue until the earlier of the following:

  •
  the time the shelf registration statement again becomes effective or the holders of registrable securities are again able to make sales under the shelf registration statement; or

  •
  two years after the date the shelf registration statement is declared effective or, if earlier, until there are no outstanding registrable securities.

        A holder who elects to sell any registrable securities pursuant to the shelf registration statement:

  •
  will be required to be named as a selling security holder in this prospectus;

  •
  will be required to complete and return to us a notice and questionnaire in the form that we have provided to the holders of registrable securities;

  •
  may be required to deliver a prospectus to purchasers;

  •
  may be subject to civil liability provisions under the Securities Act in connection with those sales; and

  •
  will be bound by the provisions of the registration rights agreement that apply to a holder making this election, including indemnification provisions.

        We have caused the shares of common stock issuable upon conversion of the notes to be listed on the New York Stock Exchange.

        This summary of provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which will be made available to beneficial owners of the notes upon request to us.

Notices

        Notice to holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

        Notice of a redemption of notes will be given not less than 30 nor more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the notes will be irrevocable.

Replacement of Notes

        We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

Payment of Stamp and Other Taxes

        We will pay all stamp and other duties, if any, that may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of shares of common stock upon conversion of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

Governing Law

        The indenture, the notes, the related guarantees and the registration rights agreement will be governed by and construed in accordance with the laws of the State of New York, United States of America.

The Trustee

        Wachovia Bank, National Association, the trustee, is the trustee under a separate indenture for our 7% notes due 2005. In addition, Wachovia Bank, National Association is the agent to the lenders under our $143.0 million real estate operating lease facility, and First Union Securities, Inc., an affiliate of Wachovia Bank, National Association, is a lender and an arranger for the lenders under the real estate operating lease facility. First Union Securities, Inc. was also an initial purchaser of the notes. Pursuant to the Trust Indenture Act of 1939, if an event of default were to occur with respect to the notes, Wachovia Bank, National Association would be deemed to have conflicting interests, by virtue of being the trustee under another indenture with us and the agent to the lenders under the real estate operating lease facility, and by virtue of being an affiliate of one of the lenders under the real estate operating lease facility and one of the initial purchasers of the notes. In that event, Wachovia Bank, National Association would be required to resign as a trustee or eliminate the conflicting interests.

DESCRIPTION OF CAPITAL STOCK

        We have authorized the issuance of 500,000,000 shares of common stock, $1.00 par value per share. As of March 1, 2003, we had 53,839,848 shares of common stock (net of 10,065,729 treasury shares) outstanding.

        The following is a summary of some provisions of Pennsylvania law and our certificate of incorporation and bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Pennsylvania and our certificate of incorporation and bylaws.

Description of Common Stock

        Holders of our common stock are entitled to any dividends as our board of directors, in its discretion, may declare out of legally available funds. Dividends and other distributions are subject to some restrictions under our existing revolving credit agreement. Our shares of common stock are not redeemable, and holders of common stock have no preemptive or other rights to purchase any of our securities. If we liquidate, holders of common stock will be entitled to receive pro rata all remaining assets available for distribution to stockholders after payment of all our debts and other liabilities. Holders of common stock are entitled to cast one vote per share, except that they are entitled to cumulate votes in the election of directors.

Description of Rights Plan

        On December 31, 1997, we distributed as a dividend one common share purchase right on each share of its common stock. The rights will not be exercisable or transferable apart from our common stock until a person or group, as defined in the rights agreement, dated December 5, 1997, without the proper consent of our board of directors, acquires 15% or more, or makes an offer to acquire 15% or more, of our outstanding stock. When exercisable, the rights entitle the holder to purchase one share of our common stock for $125. Under a number of circumstances, including the acquisition of 15% of Pep Boys' common stock by a person or group, the rights entitle the holder to purchase our common stock or the common stock of an acquiring company having a market value of twice the exercise price of the right. The rights do not have voting power and are subject to redemption by our board of directors for $0.01 per right anytime before a 15% position has been acquired and for 10 days thereafter, at which time the rights become nonredeemable. The rights expire on December 31, 2007.

Share Repurchase—Treasury Stock

        On February 1, 1999, we repurchased 11,276,698 of our outstanding shares of common stock pursuant to a dutch auction self-tender offer at a price of $16.00 per share. The repurchased shares included 1,276,698 shares of common stock that were repurchased as a result of the exercise of our option to purchase an additional 2% of our outstanding shares of common stock. Expenses related to the share repurchase were approximately $1,638,000 and were included as part of the cost of the shares acquired. A portion of the treasury shares will be used by us to provide benefits to employees under our compensation plans and in conjunction with our dividend reinvestment program. As of November 2, 2002, we have reflected 10,152,878 shares of our common stock at a cost of $163,921,000 as "cost of shares in treasury" on our consolidated balance sheet.

Benefits Trust

        On April 29, 1994, we established a flexible employee benefits trust with the intention of purchasing up to $75,000,000 worth of our shares of common stock. The repurchased shares will be held in the trust and will be used to fund our existing benefit plan obligations, including healthcare programs, savings and retirement plans and other benefit obligations. The trust will allocate or sell the repurchased shares through 2023 to fund these benefit programs. As shares are released from the trust, we will charge or credit additional paid-in capital for the difference between the fair value of shares released and the original cost of the shares to the trust. For financial reporting purposes, the trust is consolidated with our accounts. All dividend and interest transactions between the trust and Pep Boys are eliminated. In connection with the dutch auction self-tender offer described above, 37,230 shares were tendered at a price of $16.00 per share in fiscal 1999. At November 2, 2002, we have reflected 2,195,270 shares of our common stock at a cost of $59,264,000 as "cost of shares in benefits trust" on its consolidated balance sheet.

Anti-takeover Effects of Provisions of Our Articles of Incorporation, Bylaws, Rights Plan and Pennsylvania Law

        Stockholders' rights and related matters are governed by Pennsylvania law and our articles of incorporation and bylaws. Some provisions of Pennsylvania law and our articles of incorporation and bylaws, which are summarized below, and our rights plan, described above, may discourage or make more difficult a takeover attempt that a stockholder might consider in his interest. These provisions may also adversely affect prevailing market prices for our common stock.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our bylaws require a stockholder to provide advance notice if the stockholder wishes to submit a proposal or nominate candidates for director at our annual meeting of stockholders. These procedures provide that notice of stockholder proposals and stockholder nominations for the election of directors at our annual meeting must be in writing and received by our president at our principal executive offices at least 50, but not more than 75, days prior to the annual meeting of stockholders. In the case of nominations for election as directors, the notice must set forth information about each nominee who is not an incumbent director.

  Special Meetings of Stockholders

        Our bylaws provide that a special meeting of stockholders may be called only by (i) the chairman of our board of directors, if he or she is serving as our chief executive officer, and otherwise our president or (ii) our board of directors.

  No Written Consent

        Our bylaws further provide that no action of the stockholders shall be taken by written or other consent in lieu of a meeting of stockholders.

  Pennsylvania Anti-takeover Provisions

        The following summarizes certain statutory anti-takeover provisions of the Pennsylvania Business Corporation Law of 1988, as amended, referred to as the "PBCL".

        We are subject to Subchapter 25F of the PBCL, which generally prohibits a "business combination" with an "interested shareholder" (defined to include a shareholder or group of shareholders who, together with affiliates, own(s) at least 20% of the voting power of a "registered" corporation, such as Pep Boys). This prohibition extends for a five-year period from the date on which the shareholder became an "interested shareholder", unless the transaction is approved in advance by the board of directors of the corporation or a supermajority vote of the shareholders. The term "business combination" is defined broadly to include various merger, consolidation, division, exchange or sale transactions.

        The PBCL provides for further anti-takeover provisions relating to control share acquisitions (Subchapter 25E) and disgorgement (Subchapter 25G); however, we have specifically opted out of these provisions pursuant to Article XII of our bylaws.

        The PBCL also provides that the directors of a corporation are not required to regard the interests of the shareholders as being dominant or controlling in making decisions concerning takeovers or any other matters. The directors may consider, to the extent they deem appropriate, among other things, (1) the effects of any proposed action upon any or all groups affected by the action, including, among others, shareholders, employees, creditors, customers and suppliers, (2) the short-term and long-term interests of the corporation, (3) the resources, intent and conduct of any person or group seeking to acquire control of the corporation and (4) all other pertinent factors.

  Limitation of Liability of Directors and Indemnification

        As permitted by the PBCL, our bylaws provide that a director shall not be personally liable in his or her capacity as a director for any action taken or failure to take any action, unless he or she has breached or failed to perform the duties of his or her office under Section 1721 of the PBCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions of our bylaws, however, do not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of taxes pursuant to local, Pennsylvania or Federal law.

        Our bylaws also provide that every person who is or was serving as a director or officer of Pep Boys shall be indemnified and held harmless by us to the fullest extent permitted by Pennsylvania law against all expense, liability and loss reasonably incurred or suffered by such person in connection with any proceeding to which he or she was or is a party to, or is threatened to be made a party to or is otherwise involved in, by reason of the fact that he or she is or was serving as a director or officer of Pep Boys, or is or was serving in any capacity at the request of or for the benefit of Pep Boys as a director, officer, employee, agent, partner, or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise whether or not he or she still holds that position at the time the expenses, liabilities or losses are incurred.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        This section describes the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and of common stock into which the notes may be converted. This description does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended, referred to as the "Code", its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as in effect on the date hereof. These authorities may change, possibly on a retroactive basis, or the Internal Revenue Service, referred to as the "IRS", might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of notes or common stock into which the notes may be converted could differ from those described below. This description assumes that U.S. Holders hold the notes (or common stock into which the notes have been converted) as "capital assets" (generally, property held for investment) within the meaning of section 1221 of the Code.

        This description generally applies only to "U.S. Holders" that purchase notes in this offering at their issue price. For purposes of this description, a "U.S. Holder" is (i) a citizen or resident of the United States; (ii) a corporation organized in or under the laws of the United States or any state thereof (including the District of Columbia); (iii) an estate (other than a foreign estate as defined in Code section 7701(a)(31)(A)); or (iv) a trust if: (a) a court within the United States can exercise primary supervision over its administration; and (b) one or more United States persons have the authority to control all of the substantial decisions of that trust, or any trust if that trust validly elects to be treated as a United States person for United States federal income tax purposes.

        This description is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular U.S. Holder in light of the U.S. Holder's particular circumstances, or to certain types of U.S. Holders subject to special treatment under U.S. federal income tax laws (such as financial institutions, real estate investment trusts, regulated investment companies, grantor trusts, insurance companies, tax-exempt organizations, brokers, dealers or traders in securities or foreign currencies, persons holding notes or common stock as part of a position in a "straddle" or as part of a "hedging," "conversion" or "integrated" transaction for U.S. federal income tax purposes, and persons that have a "functional currency" other than the United States dollar). This description also does not address U.S. federal, state, local and foreign tax consequences for persons that are not U.S. Holders, which consequences may differ from the consequences described below for U.S. Holders. In addition, this description does not consider the effect of any foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular U.S. Holders.

        Investors considering the purchase of notes should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of U.S. federal estate and gift tax laws, foreign, state and local laws, and tax treaties.

Taxation of Interest

        U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting.

        In certain circumstances, we may be obligated to pay you amounts in excess of the stated interest and principal payable on the notes. The contingent obligation to make payments of "liquidated damages" and, in certain circumstances, payments upon a change in control, may implicate the provisions of Treasury regulations relating to "contingent payment debt instruments". As of the issue date, we believe that the likelihood that we will make payments of "liquidated damages" or payments upon a change in control is remote. Therefore, we intend to take the position that the notes should not be treated as contingent payment debt instruments. However, the determination of whether such a contingency is remote or not is inherently factual. Therefore, we can give you no assurance that our position would be sustained if challenged by the IRS.

        If the notes were deemed to be contingent payment debt instruments, U.S. Holders might, among other things, be required to treat any gain recognized on the sale or other disposition of a note as ordinary income, subject to tax at the maximum federal rate of 38.6%, rather than as capital gain which may be subject to tax at the maximum federal rate of 20%. The regulations applicable to contingent payment debt instruments have not been the subject of authoritative interpretation and therefore the scope of the regulations is not certain. Purchasers of the notes are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Sale, Exchange or Redemption of the Notes

        A U.S. Holder generally will recognize capital gain or loss if the U.S. Holder disposes of a note in a sale, redemption or exchange other than a conversion of the note into common stock. The U.S. Holder's gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder's adjusted tax basis in the note. The U.S. Holder's adjusted tax basis in the note will generally equal the amount the U.S. Holder paid for the note. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the note, except that the portion of any proceeds attributable to accrued interest will not be taken into account in computing the U.S. Holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income. The gain or loss recognized by a U.S. Holder on a disposition of the note will be long-term capital gain or loss if the U.S. Holder held the note for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

        If, upon a change in control, a holder requires us to repurchase some or all of the holder's notes and we elect to pay the repurchase price in shares of our common stock, the redemption may qualify as a recapitalization for U.S. federal income tax purposes if the notes qualify as "securities" for those purposes. While the notes probably qualify as "securities", the matter is not free from doubt. If the redemption qualifies as a recapitalization, a U.S. Holder would not recognize any income, gain or loss on the holder's receipt of our common stock in exchange for notes, except to the extent the stock received is attributable to accrued interest. If the holder receives cash in lieu of fractional shares of stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for cash. The holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The holder's aggregate basis in the stock (including any fractional share for which cash is paid) would equal his adjusted basis in the note. The holder's holding period for the stock would include the period during which he held the note. If the redemption does not qualify as a recapitalization, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized by the U.S. Holder and the U.S. Holder's adjusted tax basis in the note as described above.

Conversion of the Notes

        A U.S. Holder who converts his note into common stock generally will not recognize any income, gain or loss. The U.S. Holder will also recognize gain to the extent that he receives cash in lieu of a fractional share as described above. The U.S. Holder's aggregate adjusted basis in the common stock (including any fractional share for which cash is paid) will equal his adjusted basis in the note, and the U.S. Holder's holding period for the stock will include the period during which he held the note.

Dividends

        If a U.S. Holder converts a note into common stock and we make a distribution (other than of our own stock) in respect of that stock, the distribution will be treated as a dividend, taxable to the U.S. Holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital reducing the U.S. Holder's adjusted tax basis in the U.S. Holder's stock to the extent of the U.S. Holder's adjusted tax basis in the U.S. Holder's stock. Any remaining excess will be treated as capital gain. We are required to provide stockholders who receive dividends with an information return on Form 1099-DIV that states the extent to which the dividend is paid from our current or accumulated earnings and profits. If a U.S. Holder is a U.S. corporation, it will be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received subject to generally applicable limitations on that deduction.

        The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion price that allows U.S. Holders of notes to receive more shares of common stock on conversion may increase those noteholders' proportionate interests in our earnings and profits or assets. In that case, those noteholders could be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to those noteholders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result to U.S. Holders of notes, for example, if the conversion price were adjusted to compensate noteholders for distributions of cash or property to our stockholders. However, a change in conversion price to prevent the dilution of the noteholders' interests upon a stock split or other change in capital structure, if made under a bona fide, reasonable adjustment formula, should not increase noteholders' proportionate interests in our earnings and profits or assets and should not be treated as a constructive stock dividend. On the other hand, if an event occurs that dilutes the noteholders' interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to those stockholders. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated in the same manner as dividends paid in cash or other property. These dividends would result in ordinary income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a nontaxable return of capital or as capital gain as more fully described above.

Sale of Common Stock

        A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of common stock. The U.S. Holder's gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder's adjusted tax basis in the stock as described above in "—Conversion of the Notes" and "—Sale, Exchange or Redemption of the Notes". The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. Gain or loss recognized by a U.S. Holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

        The Code and U.S. Treasury Regulations require persons who make certain specified payments to report the payments to the IRS. Among the specified payments are interest, dividends and proceeds paid by brokers to their customers. This reporting regime is reinforced by "backup withholding" rules. These rules require the payers to withhold tax from payments subject to information reporting if the recipient fails to provide his taxpayer identification number to the payer or furnishes an incorrect identification number, or if the recipient has been notified by the IRS that he has failed to report interest or dividends on his returns. The information reporting and backup withholding rules do not apply to payments to U.S. corporations.

        Payments of interest or dividends to individual U.S. Holders of notes or common stock generally will be subject to information reporting, and generally will be subject to backup withholding, unless the U.S. Holder provides us or our paying agent with a correct taxpayer identification number.

        Payments made to U.S. Holders by a broker upon a sale of notes or common stock into which the notes have been converted generally will be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale generally will not be subject to either information reporting or backup withholding. This exception will not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

        Any amounts withheld from a payment to a U.S. Holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the U.S. Holder.

        The preceding discussion of certain U.S. federal income tax considerations is for general information only. It is not tax advice. Each prospective investor should consult his own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding, and disposing of our notes or common stock, including the consequences of any proposed change in applicable laws.

VALIDITY OF SECURITIES

        The validity of the notes offered hereby and of the shares of common stock issuable upon conversion thereof will be passed upon for us by Willkie Farr & Gallagher, New York, New York.

EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Current Report on Form 8-K filed August 16, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

        Pep Boys files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy our reports, documents and other information at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's web site at www.sec.gov.

        If at any time during the two-year period ending May 21, 2004, we are not subject to the informational requirements of Section 13 or 15(d) of the Exchange Act, we will furnish to holders of notes, holders of common stock issued upon conversion thereof and prospective purchasers thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of such notes and common stock issued upon conversion thereof.

        We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, to register with the Commission the securities described herein. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and our securities, you should refer to the registration statement.

        You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

  •
  The Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2002, filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), except for the consolidated financial statements included in such Form 10-K, Item 8, which are superceded by the incorporation by reference below of the Company's Current Report on Form 8-K filed on August 16, 2002.

  •
  The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended May 4, 2002, August 3, 2002 and November 2, 2002, filed pursuant to the Exchange Act.

  •
  The Company's Current Reports on Form 8-K, filed pursuant to the Exchange Act on May 15, 2002, August 14, 2002, August 16, 2002, November 8, 2002, January 7, 2003 and March 26, 2003.

  •
  The description of the Company's Common Stock, contained in the Registration Statement on Form 8-A dated June 10, 1983 (File No. 103381), filed pursuant to the Exchange Act, and the description of the Company's Common Stock Purchase Rights contained in the amendment to the Company's Registration Statement on Form 8-A/A filed on December 19, 1997 (File No. 103381).

        You may request a copy of these filings at no cost, except for exhibits, by writing or telephoning us at the following address:

The Pep Boys—Manny, Moe & Jack
3111 West Allegheny Avenue
Philadelphia, Pennsylvania 191320
Attention: George Babich, Jr.

        This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the Registration Statement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

        We have not authorized any dealer, sales person or other person to give any information or to make any representations other than those contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is, except where otherwise specified, current as of April 7, 2003. You should not assume that this prospectus is accurate as of any other date.

$150,000,000

The Pep Boys—Manny, Moe & Jack

4.25% Convertible Senior Notes Due June 1, 2007

and

Shares of Common Stock Issuable Upon
Conversion of the Notes

PROSPECTUS

April 7, 2003

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TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
RATIO OF EARNINGS TO FIXED CHARGES
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
VALIDITY OF SECURITIES
EXPERTS
ADDITIONAL INFORMATION
INCORPORATION BY REFERENCE